Exhibit (c)(3)

Confidential Discussion Materials Prepared for: February 12, 2007 Committee of Independent Directors of the Board of Directors of Tribune EXCERPT FROM:

15 Update on Potential Transactions (since 2/3/07) Third Party Proposals Equity Group Investments (Zell) [REDACTED] [REDACTED] Latest Proposals Revisions to Proposals $30 per share cash returned to shareholders EGII and ESOP acquire 100% of Tribune common stock Tribune Co. makes S-Corp. election $33 per share cash returned to shareholders [REDACTED] [REDACTED] [REDACTED] [REDACTED]

Disclaimers

Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

This presentation is confidential, for your private use only, and may not be shared with others without Merrill Lynch's written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the matters within and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax. This presentation is for discussion purposes only. Merrill Lynch is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking any of the matters contemplated within.

Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements. This presentation is not a commitment to lend, syndicate a financing, underwrite or purchase securities, or commit capital nor does it obligate us to enter into such a commitment, nor are we acting as a fiduciary to you. By accepting this presentation, subject to applicable law or regulation, you agree to keep confidential the existence of and proposed terms for any transaction contemplated hereby (a "Transaction").

Prior to entering into any Transaction, you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks) as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction.

IRS Circular 230 Disclosure: Citigroup Inc. and its affiliates do not provide tax or legal advice. Any discussion of tax matters in these materials (i) is not intended or written to be used, and cannot be used or relied upon, by you for the purpose of avoiding any tax penalties and (ii) may have been written in connection with the "promotion or marketing" of the Transaction. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided.

Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time.

Although this material may contain publicly available information about Citigroup corporate bond research or economic and market analysis, Citigroup policy (i) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (ii) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citigroup has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances.

citigroup corporate and investment banking
CONFIDENTIAL
20